Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Board Authorizes $100 Million in Share Repurchases

PITTSBURGH, November 3, 2005 – MSA (NYSE: MSA) announced today that its Board of Directors has authorized the company to repurchase up to $100 million in shares of MSA common stock from time to time in private transactions and on the New York Stock Exchange. The repurchase program will be conducted over a multi-year period.

“This decision is based on the Board’s broad review of MSA’s corporate strategy, capital structure, future earnings expectations and capital requirements,” said Dennis Zeitler, MSA vice president and Chief Financial Officer. “We consider this repurchase program to be an important factor in our ongoing efforts to enhance value for our shareholders.”

Mr. Zeitler added that the timing and amount of the company’s purchases will depend on price and availability of shares.

About MSA

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of more than $850 million, manufacturing operations throughout the United States and Europe, and more than 30 international locations. Additional information is available on the company’s Web site at www.msanet.com.

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